Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-194074) and related Prospectus of Exelixis, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated March 2, 2015, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc., included in its Annual Report (Form 10-K) for the year ended January 2, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 15, 2015